Exhibit 10.3

People’s Government of Taiqian County, Puyang City,
Henan Province

Zhejiang Net Plastic Technology Co.,Ltd

600,000 tonnes polystyrene and solid plasticisation storage
project

Supplemental

Agreement

April 2022

600,000 tonnes of polystyrene and solid plasticisation storage project

Supplementary Agreement

Party A: People’s Government of Taiqian County, Puyang City, Henan Province

Address: No. 10, Weiliu Road, Taiqian County, Puyang City

Authorised Representative: Jia Lin Position: Deputy Governor of Taiqian County People’s Government

Tel:	Postcode:	457600

Party B: Zhejiang Net Plastic Technology Co.,Ltd

Address ：	5F, Building 1, China Plastics International Business Center, No. 285,
Shunda West Road, Yuyao City, Zhejiang Province

Authorised Representative: Wan Pengcheng Position: Executive Deputy General Manager

Tel:	Postcode:	315400

According to the relevant provisions of the Cooperation Framework Agreement signed by Party A and Party B on January 28, 2022, in order to accelerate the construction of land and port in Taiqian County and promote the high-quality development of local economy, both parties, through friendly negotiation, the following supplementary agreements were reached on Party B’s investment in the construction of a 600,000 tonnes annual polystyrene project (hereinafter referred to as the “PS project”) and a solid plastic storage project in Taiqian County:

I.	600,000 tonnes polystyrene project

1. Party A agrees and supports Party B to invest in PS project in Taiqian County.

1.1 The PS project uses approximately 255 mu of land (subject to actual measurement). The project is located within the county chemical industrial park, adjacent to Hengrun Petrochemical to the west. The land use right was obtained through normal bidding, auction, and listing methods.

1.2 Party A is responsible for the project’s “seven connections and one levelling”, including: water, electricity (subject to the final design of the actual demand), steam heating, natural gas, roads, sewage and rainwater diversion, communications, land levelling in line with the project’s elevation requirements (elevation requirements are subject to the design of the project), and to bear the related costs. Responsible for the implementation of the project required “seven through one leveling” supporting engineering services or the ability to reach the project access point (access point location to the actual land acquisition red line shall prevail, the red line within the access point by the Party is responsible for coordinating the solution), and to meet the needs of the project construction and production and operation.

1.3 According to the development and demand of Party B’s project, the land for Party B’s office, R&D and staff accommodation shall be planned, and Party B shall acquire the land through the normal way of bidding and auction.

2. Party A has set up a special team led by county leaders to provide “nanny service” for Party B’s PS project, coordinate with relevant departments to solve various problems in the process of project construction in accordance with laws and regulations, and support and assist Party B to pass the evaluation and approval of safety assessment, environmental assessment and energy assessment through the green channel in a fast and compliant manner to ensure that the project will be carried out in a timely manner, smooth commencement, construction and commissioning of the project.

2.1 Party A assists Party B in declaring the project as a key project of Henan Province.

2.2 Coordinate the raw material resources and transport resources required for Party B’s project, as well as the cooperation with Hengrun Petrochemical for raw material storage and transport.

2.3 Before the project is completed and put into production, Party A undertakes to provide Party B with necessary temporary office premises to meet the actual living needs of executives and employees.

2.4 Assisting and actively guiding Party B to enjoy all kinds of government subsidy policies.

3. The Party undertakes that the terms and conditions of this Agreement shall not be affected by any change or renewal of the Party’s personnel.

4. In accordance with the spirit of documents such as the ““Notice of the People’s Government of Puyang City on Printing and Distributing 23 Measures to Support Double Recruitment and Promote High-quality Development in Puyang” (hereinafter referred to as the “23 Measures”), Party A shall provide Party B with specific support policies for the PS project through a “one project one discussion” approach. Specifically:

4.1 Land Transfer Fee Subsidy. Party B commits to meeting the fixed asset investment amount, investment intensity, or per-mu tax revenue specified in the ” 23 measures” document. Upon meeting these criteria, Party A will grant a subsidy equivalent to 100% of the total land transfer fee paid by Party B (excluding taxes and fees). The subsidy will be disbursed as follows: 50% of the subsidy amount will be granted within 30 working days from the date of obtaining the construction permit and commencement of construction, following the breaking ground and formal piling. The remaining 50% will be granted after the project enters the second phase of production and generates tax revenue. If the first phase of construction meets or exceeds the expected requirements, the remaining 50% may be granted in advance.

4.2 Incentives for local retention of tax revenue.

After the PS project reaches production and efficiency, and the tax revenue reaches RMB 150,000 per mu, 100% of the local retention of VAT and enterprise income tax paid will be rewarded for three years starting from the first full year of production and operation, and 50% will be rewarded for the fourth and fifth years. The “three exemptions and two half-reductions” policies for Phase I and Phase II are calculated separately.

4.3 Talent subsidies and rewards: Implemented in accordance with the relevant provisions and policies of “23 measures”.

4.4 The personal income tax incentives for project executives shall be implemented in accordance with the relevant policies of “23 measures”. The personal income tax of shareholders and partners shall be implemented in accordance with the relevant policies of “23 measures”. After meeting the relevant conditions, a “one project one discussion” shall be carried out, and both parties shall negotiate and determine.

4.5 Foreign Investment Incentives. For foreign investment funds injected into this project that the Ministry of Commerce can query, Party B will give an incentive of 2% of the actual foreign investment amount in that year. The incentive period will be within 30 days from the date of the funds being in place, and the maximum amount will not exceed RMB 5 million.

5. After the signing of this Agreement, Party B shall, within 10 working days, start handling industrial and commercial registration, feasibility study report, project filing, and carry out various evaluation and approval and other pre-procedures, and strive to implement it as soon as possible.

6. Party B shall raise funds in a timely manner to ensure registered capital and project construction

Funding in place.

7. Party B shall commence construction within 30 days from the date when the project meets the conditions for commencement. The construction period of the first phase shall not exceed 24 months; The construction period of Phase II shall not exceed 30 months (if the suspension or cessation of construction is caused by objective factors such as epidemic, environmental protection, flood season, etc., the construction period shall be correspondingly extended)

8.Party B shall build according to the investment intensity agreed in the land grant contract and use the land in accordance with the law.

9. The PS project has a scale of 600,000 tons per year and will be built in phases: Phase I with 200,000 tons and Phase II with 400,000 tons. Party B commits that, upon full completion, the fixed asset investment will exceed 1 billion RMB (or 500 million RMB for high-tech industries), and this will be verified and recognized by a professional institution.

II. Solid Plasticisation Storage Project

1. Project Overview

The solid plastic storage project is a supporting project for the finished product warehouse of the polystyrene (PS) project, the establishment of Sinopec North China Company’s sales outlets in Taiqian County, the storage and transportation supporting infrastructure project of the plastic industry city construction project. All of them have a vital and special status.The preliminary plan of the project covers a total area of 349 mu and will be built in two phases. The first phase covers an area of about 120 mu, and will build a 50,000 square meter solid plastic storage warehouse and a 500-meter dedicated railway line and supporting facilities; the second phase will be determined separately based on the production and operation of the first phase project.

2. Cooperation Content

Given that the land for the proposed site of the project has not yet reached the supply condition, the cooperation content of this agreement is as follows: the first phase of the project covers an area of approximately 120 mu, including the planning, construction, operation, and repurchase of a 50000 square meter solid plasticization storage warehouse, a 500 meter railway dedicated line, and supporting facilities.

3. Cooperation Method

The cooperation model of this project is: Party A authorizes or designates Taiqian County Investment Group Co., Ltd. (hereinafter referred to as the Investment Group) as the investment and construction party of the first phase of the solid plastic storage project; after the project is completed, Party B will lease and operate it, and pay a rent of no more than 8% to the Investment Group (determined by referring to Party A’s actual financing cost), and repurchase the project assets at the original value when the land meets the transfer conditions. The specific construction, leasing and repurchase agreements will be signed by Party B and the Investment Group in a separate cooperation agreement.

4. Preferential Policies

In accordance with Article 23 and the implementing regulations, the following incentives are granted to Party B:

4.1 Party A actively assists Party B in enjoying the preferential treatment under “23 meausres” in terms of land, tax, etc. When the two parties disagree, the policy-making body shall be responsible for defining it.

4.2 Full subsidies will be provided for the locally retained portion of taxes and fees arising from the repurchase of project assets.

4.3 Upon completion of the project construction and putting into use, Party A shall grant Party B a one-year investment and cultivation period for the project company, during which the lease fee will be waived. Upon expiration of the cultivation period, Party B’s project company shall pay the lease fee to the investment Group as agreed in Article 3 cooperation mode.

4.4 Individual income tax incentives for executives of the project will be implemented in accordance with the relevant policies of Article 23.

III. Other matters

1. Both Party A and Party B are obligated to maintain confidentiality regarding this agreement. Without the consent of the other party, neither party shall disclose the contents of this agreement to the public or any third party.

2. Any disputes arising from this agreement shall be resolved through negotiation. If negotiations fail, either party may file a lawsuit with the People’s Court having jurisdiction over the location of the project.

3. During the performance of this agreement, if changes in higher-level policies result in Party B being unable to enjoy the agreed-upon preferential policies, such changes shall not be considered a breach of contract by Party A.

4. This agreement shall become effective from the date it is stamped and signed by both parties.

5. This agreement is executed in six copies, with Party A and Party B each holding three copies. Each copy of the agreement holds equal legal effect.

(No text hereafter)

(This is a signature page, no text)

Party A (Seal): People’s Government of Taiqian County, Puyang City, Henan Province (stamp)

Authorized representative (signature): Jia Lin

Date of signature:

Party B (seal): Zhejiang Net Plastic Technology Co., Ltd (stamp)

Authorized representative (signature).

Date of signature:

People’s Government of Taiqian County

Zhejiang Net Plastic Technology Co., Ltd

Supplementary Agreement

Signing Date: November 2022

Signing Location: Taiqian County Government Complex

Supplementary Agreement

Party A: Taiqian County People’s Government

Party B: Zhejiang Net Plastic Technology Co.,Ltd

In order to promote the development and growth of Party B’s investment industry in Taiqian and promote the high-quality development of the local economy, both parties, on the basis of the already signed “Cooperation Framework Agreement” and the “Supplementary Agreement for the 600,000-ton Polystyrene and Solid Plastics Storage Project,” Party A and Party B have reached the following supplementary agreement for in-depth cooperation on Party B’s investment and construction of 600000 tons of polystyrene (hereinafter referred to as PS), solid plastic storage, petrochemical product supply chain and other projects in Taiqian:

I.	Terms and Conditions

(i) Both parties agree to adjust the specific PS project scale annual production capacity of 600,000 tons, as outlined in the “Supplementary Agreement for the 600,000 Tons Polystyrene and Solid Plastics Storage Project.” The original phased construction plan, which included Phase I with 200,000 tons and Phase II with 400,000 tons, will now be revised to complete the 600,000-ton construction in a single phase.

(ii) Based on the current land usage status for the PS project (originally planned at 255 mu), better utilization of the land and solving practical issues like the project’s logistics channels are needed. Party A agrees to supply approximately 32.18 mu from the eastern side of the land extending to the west of Bailinggou newly constructed (subject to actual measurement) to Party B for project use. The additional portion of the land transfer fee will not be returned.

(iii) After the expansion of the project land area, the standards for investment intensity and per mu average tax revenue, as well as the tax revenue retained locally, are specified as follows: in the first year, 70% of the local tax retained will be rewarded, in the second year, 60% will be rewarded, and in the third year and thereafter, 50% will be rewarded. In addition, in order to encourage the development and growth of enterprises, the third year and thereafter, the implementation of excess progressive incentive measures, local tax payment does not exceed 50 million yuan (including 50 million yuan), according to 50% of the local tax retained part of the reward; 50 million to 100 million yuan (including 100 million yuan) part, according to 55% reward; more than 100 million yuan part, according to 60% reward. After both parties pay the stamp tax, 50% of the collected amount will be rewarded, resulting in an effective collection policy of 0.3%.

(ix) For investment incentive policies. After introducing industrial projects, Zhejiang Net Plastic will reward the referrer according to the policy of ”23 Measures of Puyang City to Support Double Recruitment and Double Introduction to Promote High Quality Development”. Zhejiang Net Plastic promises to invest the reward funds in education or infrastructure construction in Taiqian.

II.	Other Provisions

(i) This Agreement shall become effective upon signature and seal by the legal representatives or authorized signatories of both parties.

(II) This Contract is made in four copies, with each party holding two copies.

(iii) Both parties shall legally protect the confidentiality of each party’s trade secrets and other non-public confidential information that obtained through cooperation. If disclosure of information is necessary, prior negotiation shall be conducted to ensure consistency of disclosure. Neither party shall unilaterally disclose the contents of this Agreement to any third party.

(iv) This Agreement serves as a supplemental agreement to the “Cooperation Framework Agreement” and the “Supplementary Agreement for the 600,000 Tons Polystyrene and Solid Plastics Storage Project.” Except for the specific modifications made in this Agreement, all three agreements have equal legal effect. For any discrepancies in the interpretation of the agreement, both parties shall resolve them through friendly negotiation. If negotiations fail, either party may initiate legal proceedings in the competent People’s Court at the project location.

Party A:	Party B:
Taiqian County People’s Government	Zhejiang Net Plastic Technology Co.,Ltd
(stamp)	(stamp)

Legal representative or authorized person:	Legal representative or authorized person:
/s/ Jia Lin	/s/ Bo Ren

November 15, 2022